SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-K
                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


             November 7, 1994
     (Date of earliest event reported)


                          Comdisco, Inc.
     (Exact name of Registrant as specified in its charter)


   Delaware                1-7725                 36-2687938
(State of          (Commission File No.)      (IRS Employer
Incorporation)                                Identification No.)


            6111 North River Road, Rosemont, Illinois 60018
     (Address of principal executive offices, including zip code)


                        (708) 698-3000
     (Registrant's telephone number, including area code)


                              N/A                            _
     (Former name or former address, if changed since last report)


Item 5.     Other Events.

          Effective November 7, 1994, the Board of Directors of Comdisco,
Inc. (the "Company") amended and restated the Rights Agreement (the "Agreement") between the Company and Chemical Bank (the successor of Manufacturers Hanover Trust Company), as Rights Agent. The more significant amendments to the Agreement are described below. The amended and restated Agreement sets forth the description and terms of the Rights (the "Rights") held by holders of the Company's common stock, par value $.10 per share (the "Common Stock"), to purchase Common Stock.

          Section 1(a) of the Agreement was amended to define an Acquiring Person as any person who, together with all affiliates and associates of such person, is the beneficial owner of 15% or more of the then outstanding Common Stock and, in connection therewith, to supplement in certain respects the definition of an Existing Holder.

          Section 3(a) of the Agreement was amended to reduce from 30% to 15% the percentage of Common Stock sought in a tender or exchange offer that would trigger the Distribution Date and to include as a trigger of a Distribution Date the determination by the Board of Directors of the Company that a person is an Adverse Person.

          Section 11(a)(ii) of the Agreement was amended to reduce from 40% to 15% the percentage ownership of outstanding Common Stock (other than ownership by an Existing Holder) which triggers a Right holder's right to receive, upon exercise of the Right, one share of Common Stock at an adjusted Purchase Price equal to 20% of the then current market price of the Common Stock.

          Section 11(a)(ii) of the Agreement was also supplemented to include among those triggers which permit a Right holder to receive, upon exercise of the Right, one share of Common Stock at an adjusted Purchase Price equal to 20% of the then current market price of the Common Stock the determination by the Board of Directors that a person is an Adverse
Person. In order to declare a Person to be an Adverse Person, the Board of Directors must determine that such person, alone or together with its affiliates and associates, has become the Beneficial Owner of an amount of Common Stock which the Board of Directors determines to be substantial
(which amount shall in no event be less than 10% of the Common Stock then outstanding) and, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that
(i) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company would not be served by taking such action or entering into such transaction or series of transactions at that time or (ii) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company, on the Company's employees, customers or suppliers or on the communities in which the Company operates or is located.

          Section 23(a) of the Agreement was amended to (i) delete the provision providing for the reinstatement of the Board of Directors' right to redeem the Rights if an Acquiring Person divests his interest in Common Stock and (ii) provide that the Board of Directors may not redeem any Rights following a determination by the Board that any person is an Adverse Person.

          The foregoing description of the amendments to the Agreement does not purport to be complete and is qualified in its entirety by reference to the amended and restated Agreement which is attached hereto as an exhibit and incorporated herein by reference.

Item 7.     Financial Statements and Exhibits.

     Exhibits:

     4.1 Rights Agreement, dated as of November 18, 1987, as amended and restated as of November 7, 1994, between Comdisco, Inc. and Chemical Bank, as Rights Agent, which includes as Exhibit A thereto the Form of Rights Certificate.

     20.1     Press Release dated November 9, 1994.
     SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         COMDISCO, INC.



                         By:/s/ Philip A. Hewes          _
                            Name:   Philip A. Hewes
                            Title:  Senior Vice President
                                      and Secretary


 November 29, 1994



Exhibit               Description                    Page

4.1
Rights Agreement, dated as of November 18, 1987, as amended and restated as of November 7, 1994, between Comdisco, Inc. and Chemical Bank, as Rights Agent, which includes as Exhibit A thereto the Form of Rights Certificate.

20.1
Press Release dated November 9, 1994.